Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Chelsea Therapeutics International, Ltd., of our report dated January 26, 2006, with respect to the consolidated financial statements of Chelsea Therapeutics International, Ltd. included in its Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ J. H. Cohn LLP

Roseland, New Jersey

September 26, 2006